                                                                     EXHIBIT 5.1

July 26, 2000

QUALCOMM INCORPORATED
5775 Morehouse Drive
San Diego, CA  92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by QUALCOMM INCORPORATED, a Delaware corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of up to 4,718 shares of the Company's Common Stock, $.0001 par value (the "Shares"), for issuance upon the exercise of options granted under the SnapTrack, Inc. 1995 Stock Option Plan (the "Option Plan"). The options granted under the Option Plan are hereinafter referred to as the "Options."

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Option Plan, the Options, the Company's Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Option Plan and/or the Options, as applicable, the Registration Statement and the applicable related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ Thomas A. Coll

Thomas A. Coll